EXHIBIT 1

                            ARTICLES OF INCORPORATION




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ARTICLES OF INCORPORATION

ARTICLES OF INCORPORATION OF SMD Group Inc.

The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do hereby adopt the following articles of incorporation:

ARTICLE ONE

The name of the corporation is SMD Group Inc.

ARTICLE TWO

CORPORATE DURATION

The duration of the corporation is perpetual.

ARTICLE THREE

PURPOSE OR PURPOSES

The general purposes for which the corporation is organized are:

1.  To  engage  in  the  business  of  sales,   marketing  and  distribution  of
leading-edge products, services and technologies.

2. To engage in any other trade or business that can, in the opinion of the board of directors of the corporation, be advantageously carried on in connection with or auxiliary to the foregoing business.

3. To do such other things as are incidental to the foregoing or necessary or desirable in order to accomplish the foregoing.

ARTICLE FOUR

CAPITALIZATION

The aggregate number of shares which the corporation is authorized to issue is 20,000,000. Such shares shall be of a single class, and shall have a par value of $0.001 per share.

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ARTICLE FIVE

REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the corporation is 15 Fast North Street in the City of Dover, County of Kent, Delaware, and the name of its initial registered agent at such address, is Incorporating Services Inc.

ARTICLE SIX

DIRECTORS

The number of directors constituting the initial board of directors of the corporation is one. The name and address of each person who is to serve as a member of the initial board of directors is:

Joel Arberman 444 Bedford Street, Suite 8s. Stamford, Connecticut 06901

ARTICLE SEVEN

INCORPORATORS

The name and address of each incorporator is:

Joel Arberman 444 Bedford Street, Suite 8s, Stamford, Connecticut, 06901

Executed by the undersigned on May 8th 1998

STATE OF Delaware

COUNTY of Kent.



---------------------
Joel Arberman


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                                State of Delaware
                           Certificate of Amendment of
                          Certificate of Incorporation


First: That at a meeting of the Board of Directors of SMD Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "First" so that, as amended, said Article shall be and read as follows:

"The mane of the corporation is Cdbeat.com, Inc."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

"The corporation shall be authorized to issue 20,000,000 Shares at .001 Par Value and 10,000,000 Preferred Shares at .001 Par Value."

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

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In Witness  Whereof,  said  President and CEO has caused this  certificate to be signed by Joel Arberman, an Authorized Officer, this 4th day of January, A.D. 1999.


By:_____________________
(Authorized Officer)

Name: Joel Arberman




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